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                                                               EXHIBIT 10.96.2

                                FIFTH AMENDMENT
                                       TO
                            POWER PURCHASE AGREEMENT

         This Fifth Amendment is made as of February 26, 1998, to the Power Purchase Agreement between LSP-Whitewater Limited Partnership ("Seller") and Wisconsin Electric Power Company ("Buyer") dated as of December 21, 1993, as amended as of February 10, 1994; October 5, 1994; May 5, 1995 and March 18, 1997 ("the Agreement").

         WHEREAS, the parties have determined to amend the Agreement as provided herein.

         NOW, THEREFORE, in consideration of the premises and of the mutual promises contained herein, the parties agree to and hereby do amend the Agreement as set forth herein.

         1. Article 1 of the Agreement shall be amended by adding the following definition of "Additional Equipment" after the definition of "AAA":

         "Additional Equipment shall have the meaning set forth in Appendix 3 (Part One)."

         2. Article 1 of the Agreement shall be amended by adding the following definition of "Base Condition Maximum Output (BCMO)" after the definition of "Available Capacity":

         "Base Condition Maximum Output ("BCMO") shall have the meaning as set forth in Appendix 9, Section(h)."
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         3.  Article 1 of the Agreement shall be amended by adding the following definition of "Existing Augmentation Equipment" after the definition of "Event of Default":

         "Existing Augmentation Equipment" shall have the meaning set forth in Appendix 3 (Part One)."

         4. Article 1 of the Agreement shall be amended by adding the following definition of "Gas Day" after the definition of Force Majeure:

         "Gas Day" shall mean a period of 24 consecutive hours as defined in Northern Natural's applicable FERC gas tariff, currently 9 a.m. to 9 a.m."

         5. Article 1 of the Agreement shall be amended by adding the following definition of "Gas Test" after the definition of "Gas Report":

         "Gas Test" shall have the meaning set forth in Appendix 9, Section
         (d)(i)."

         6. Article 1 of the Agreement shall be amended by adding the following definition of "Minimum Automatic Dispatch Level" after the definition of "Milestone":

         "Minimum Automatic Dispatch Level" shall mean seventy percent (70%) of the Committed Capacity as adjusted for ambient temperature and humidity in accordance with Appendix 9, Table A for all temperatures at or above 20 degrees F and shall mean seventy percent (70%) of the Committed Capacity adjusted to 20 degrees F and fifty percent (50%) relative humidity for ambient temperatures below 20 degrees F."

         7. Article 1 of the Agreement shall be amended by adding the following definition of "Northern Natural" after the definition of "Non-Operating Party":

         "Northern Natural" shall have the meaning Northern Natural Gas Company and its successors and assigns.

         8. Article 1 of the Agreement shall be amended by adding the following definition of "Oil Test" after the definition of "O&M Option":

         "Oil Test" shall have the meaning set forth in Appendix 9, Section
         (d)(i)."

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     9.  Article 1 of the Agreement shall be amended by adding the definition of
"Post Commercial Operation Test Energy" after the definition of "Post Construction Milestone":

     "Post Commercial Operation Test Energy" shall have the meaning set forth in
     Article 5, Section 5.6."

     10. Article 1 of the Agreement shall be amended by adding the definition of "Startup Payment" after the definition of "Sole Arbitrator Deadline":

     "Startup Payment" shall have the meaning set forth in Section K of Appendix 2."

     11. Article 1 of the Agreement shall be amended by adding the definition of "Threshold Capacity" after the definition of "Thermal Hosts":

     "Threshold Capacity" shall have the meaning set forth in Appendix 2, Section f."

     12. Article 1 of the Agreement shall be amended by adding the definition of "VR-1 Adjustment Range" after the definition of "Variable O&M Rate":

     "VR-1 Adjustment Range" shall have the meaning set forth in Appendix 2, Section f. (ii)."

     13. Article 5, Section 5.1 (d)(iv) of the Agreement is amended by deleting the subsection in its entirety and replacing it with the following:

     "(iv) For non-firm energy sales under Section 5.1(d)(iii), Seller must offer such energy to Buyer no later than 9:00 a.m. of the immediately preceding day for daily sales and no later than thirty (30) minutes prior to the proposed hour of sale for hourly sales and under the same terms as it offers such sales to third parties. Buyer's acceptance shall have precedence over third party acceptance of such non-firm energy sales provided Buyer's acceptance is made no later than 11:00 a.m. of the immediately preceding day for daily sales and fifteen (15) minutes prior to the start of the proposed hour of sale for hourly sales. The above notice and acceptance deadlines are based on the custom and practice for bulk wholesale power sales in the region as of the date of the Fifth Amendment to this Agreement and the parties agree to negotiate in good faith such changes as may be necessary to retain a comparable decision period for Buyer and a comparable

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     period to enable Seller to make such sales in response to subsequent changes in such customs and practice. Unless otherwise agreed by the parties, delivery of non-firm energy shall commence at the beginning of an hour. For third party sales of non-firm energy at a price equal to or higher than the product of (A) the sum of the applicable Variable Energy Rate (VR-1, VR-2 or VR-3) plus the variable O&M Rate multiplied by (B) the Transmission Energy Loss Factor, Seller may offer such sales to a third party without offering them to Buyer. For short-term (under one month) capacity and energy sales under Section 5.1(d)(ii), Buyer shall have the opportunity to accept an offer within one business day of submittal by Seller. For long-term (one month and over) capacity and energy sales under
     Section 5.1(d)(ii), Buyer shall have the opportunity to accept an offer within three business days. If any offer is not accepted by Buyer, Seller shall be able to complete a sale to third parties within two weeks after Buyer's rejection under terms no more favorable to such third party than those offered to Buyer. Seller shall be responsible for any necessary transmission services for such third party sales.

     14. Article 5, Section 5.1 of the Agreement is amended by adding a new subsection "(e)" as follows:

     "Seller may install up to 6 MW of stand alone generation capability at the Project, provided that such stand alone generating capacity shall not result in any adverse effect on the price or quantity of power available to Buyer from the Project under this Agreement (but without regard to any power available to Buyer pursuant to Section 5.1(d)(i)(A) hereof) or the natural gas required to be available for the Project under Appendix 2, Section f, from Seller's existing Northern Natural transportation contracts or any replacements thereof, and shall not have an adverse effect on Seller's ability to meet its obligations to Buyer under this Agreement and shall not be used to increase the Committed Capacity above what it would be without the stand alone generation capability. Buyer agrees that the third party sale of power from such stand alone generation shall not be subject to the 12 megawatt third-party sales limitation as set forth in Section 5.1(d). Seller agrees to provide Buyer with a first right of offer on the sale of energy and/or capacity from such stand alone generation. Seller further agrees that any sales to third parties in Wisconsin or Michigan shall only be wholesale sales until open retail access is permitted in Wisconsin or Michigan, respectively, and that Seller will obtain and pay for transmission service required for such third party sales in accordance with Buyer's FERC filed tariff as may be in effect or any such successor transmission tariff."

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     15.  Article 5 of the Agreement is amended by adding a new section, "5.6
Post Commercial Operation Test Energy" as follows:

     "5.6 Post Commercial Operation Test Energy. The parties recognize that following commercial operations the Project will experience scheduled and unscheduled outages and other periodic requirements for testing which may cause the Seller to need to operate the Project and produce energy prior to making the Project available for dispatch to Buyer. The energy produced by the Project during such testing periods ("Post Commercial Operation Test Energy") shall be made available to and shall be purchased by Buyer at a price equal to seventy-five percent (75%) of Buyer's contemporaneous hourly economy "A" purchase price following the procedures set forth below. Seller shall notify Buyer as far in advance as practical when it intends to test the Project and produce energy, such notice not to be given less than two hours before the start of the production of Post Commercial Operation Test Energy at the Project. Buyer shall purchase such Post Commercial Operation Test Energy unless (a) Seller has failed to give Buyer notice or (b) conditions on Buyer's system are, or are projected to be during the time such Post Commercial Operation Test Energy will likely be supplied, such that Buyer's system operation, including operation of its generating facilities and firm purchase power contracts, would be significantly disrupted by Buyer's accepting Post Commercial Operation Test Energy."

     16. Section 6.1 is amended by adding the following new sentence at the end of such Section:

     "For the first year following the commercial operations date, the annual information required by this Section 6.1 shall cover the period of and be provided on or before the sixtieth (60th) day following the end of a twelve
     (12) month period beginning on the date of the Project's first generation of electrical energy."

     17. Article 7 of the Agreement is amended by adding a new subsection "7.6.1" between Sections 7.6 and 7.7 as follows:

     "7.6.1 Start-up Payment. The Start-up Payment shall be as determined as set forth in Appendix 2, Section k."

     18. Section 7.1 of the Agreement is amended by deleting the word "and" in the second sentence thereof and adding the following to the end of such sentence:

     "and (vi) a Start Up Payment."


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     19.  Section 13.1(a) of the Agreement is amended by revising the last sentence thereof after the phrase "shall not exceed" to read as follows:

     "the lesser of (i) thirty-two (32) days; and (ii)(A) for the period through the sixth calendar year after the Commercial Operations Date an aggregate of 108 days; and (B) for each calendar year thereafter, the value that would yield an annual rolling average for such calendar year and the immediately preceding five (5) calendar years of eighteen (18) days per year."

     20. Appendix 2, Section f.(i) is deleted in its entirety and the following shall be substituted therefor:

     "(i) Subject to Section f(v) of this Appendix, the Variable Energy Rate for the first twenty (20) Contract Years shall be comprised of two tiers, Rates VR-1 and VR-2, which shall apply depending on the amount of Net Electrical Energy produced by the Project in any Gas Day. The VR-1 rate shall be charged for energy delivered up to 3,500 MWH per Gas Day from November 1 through April 30, and up to 3,600 MWH per Gas Day from May 1 through October 31 (the "VR-1 Output Level"). For energy delivered in excess of the VR-1 Output Level, the VR-2 rate shall apply. No later than three (3) hours before the deadline for Seller's daily nomination under its firm transportation agreement with Northern Natural or any replacement thereof, Buyer shall notify Seller whether or not it will require more than 2,600 MWH for such Gas Day. If the nomination is incorrect, Buyer shall reimburse Seller for any gas or transportation related imbalance penalties actually incurred by Seller as a result of Buyer's incorrect energy nomination. Seller will use its reasonable efforts to mitigate such penalties.

     Subject to Section f(v) of this Appendix, the Variable Energy Rate for the twenty-first through the twenty-fifth Contract Years shall consist of one tier, "VR-2", which shall apply to all energy delivered by the Project during such period."

     21. Appendix 2, Section f.(ii) is amended by adding the following to the end thereof.

     "For any period where the Project is capable of operating at a level above the Minimum Automatic Dispatch Level, but Buyer dispatches the Project above its Minimum Net Electrical Output Level and below the Minimum Automatic Dispatch Level (the "VR-1 Adjustment Range"), the VR-1 rate for all energy delivered by the Project while operating in the VR-1 Adjustment Range shall be increased by ten percent (10%); provided the Project is not operating at or above the Minimum Automatic Dispatch Level. Notwithstanding the foregoing, the VR-1 Rate shall not be increased pursuant to the immediately preceding sentence for


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     any operation of the Project within the VR-1 Adjustment Range resulting from Seller's incorrect setting of the AGC low operating bandwidth to a value less than the Minimum Automatic Dispatch Level."

     22. Appendix 2, Section f.(iii) is amended by adding the following to the end of the definition of "E".

     "For the first twenty (20) Contract Years, if Seller has available transportation under its existing Northern Natural contracts, or any replacement contracts thereto, after taking into account the gas utilized to deliver the VR-1 Output Level and any other gas needs of the Project, it shall first make available such transportation for gas needed to deliver VR-2 energy. The charge to Buyer for such additional use of such available existing Seller transportation shall be only the variable, commodity based charges. No fixed charges, including reservation fees and demand charges for such transportation will be charged to Buyer."

     23. Appendix 2, Section f.(iv) is amended by adding the following at the end of the list of correction curves:

     "The heat rate correction curves approved by Buyer pursuant to this Section
     (f)(iv) are attached hereto as Exhibit 1 to this Appendix 2 and for the purposes of such curves the references to percent load shall refer to Project output as a percent of Committed Capacity."

     24. Appendix 2, Section f. is amended by adding a new subsection "(v)" as follows:

     "(v) The Committed Capacity multiplied by the appropriate factor in Appendix 9, Table A shall be used to determine the level of capacity at given ambient conditions (the "Threshold Capacity") at which the associated Net Electrical Energy shall be charged at the Variable Energy Rates VR-1 or VR-2, as applicable. The Variable Energy Rate for energy associated with capacity delivered in excess of the Threshold Capacity but not exceeding the Maximum Net Electric Output Level shall consist of a new variable energy rate, VR-3. Rate VR-3 shall be equal to 1.45 times whichever of the rates VR-1 or VR-2, would have been applicable but for this Section f(v)."


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     25.  Appendix 2 is amended by adding at the end a new section "k." as follows:

     "k. During the first twenty Contract Years, when Net Electrical Energy in excess of 2,600,000 kWH is provided to Buyer during a Gas Day, Buyer shall pay Seller a start-up fuel charge (the "Startup Payment") equal to 750 MMBtus multiplied by the NNG Index Price for such Gas Day. For any Contract Year thereafter, Buyer shall pay Seller a Startup Payment equal to 750 MMBtus multiplied by the applicable value of "E" for the period, as determined pursuant to Section f.(iii) of this Appendix and the part load heat rate correction to Rate VR-2 for energy delivered to Buyer for Project output below the Minimum Electric Output Level during a start up will be based on the part load heat rate correction factor for the Minimum Electric Output Level."

     26. Appendix 3 (Part One) shall be amended by adding the following at the end of the list of major equipment:

     "Without limiting the foregoing, the Project may include evaporative chillers, duct burners and equipment for steam injection and related ancillary equipment as installed at the Project as of the Commercial Operations Date as the same may be improved or replaced pursuant to this Agreement ("Existing Augmentation Equipment") and there may be added to the Project, such other equipment for augmenting or enhancing the Project capacity or efficiency ("Additional Equipment") as may be acceptable for use in combustion turbine based, or combined cycle facilities in accordance with Good Utility Practice, provided that neither any improvement, repair, modification or replacement of Existing Augmentation Equipment nor any Additional Equipment shall result directly or indirectly in an adverse effect on the price or quantity of power available to Buyer from the Project, an increase in the Committed Capacity of the Project above 236.5 MW or an adverse effect on Seller's ability to meet its obligations to Buyer under this Agreement. For purposes of a noninclusive example of this paragraph of Appendix 3 only and without prejudice to the rights of either party under any other provisions of this Agreement, each of the following would constitute an adverse effect on Seller's ability to meet its obligations to Buyer under this Agreement: a decrease in Project loading or unloading ramp rate, a decrease in Project dispatchability or increase in Project minimum load or an increase in Project emissions of pollutants above permitted levels. Committed Capacity and related energy may include the capacity and energy produced by operating the Project with Existing Augmentation Equipment and/or Additional Equipment.

     Committed Capacity may not include capacity and energy produced by generating equipment other than Existing Augmentation Equipment, Additional Equipment and such other generating equipment of the type installed at the

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
     Project on January 1, 1998. For purposes of a non-inclusive example, Committed Capacity may not include capacity and energy produced by a standby gas or oil fueled generator.

     For operation on both gas and oil, for normal operations and for Committed Capacity tests, the Project's duct burners may be operated on natural gas, whether or not they are capable of operation on any other fuel, as long as the natural gas required for the duct burners is provided from a firm supply pursuant to the Project's existing gas supply contracts and is transported via firm transportation on the Northern Natural system or from an equivalent firm supply and transportation arrangement via another pipeline system. Interruptible transportation can be utilized on Northern Natural's system upstream of the storage field receipt point as long as the Project maintains an FDD storage account with Northern Natural in an amount equal to at least 6,000 MMBtu's. Seller may satisfy the requirements of this paragraph by installing such equipment as required to enable the Project's duct burners to operate on oil or propane as a fuel, provided that Seller reasonably demonstrates oil or propane fuel storage capacity, as appropriate, and burner tip delivery system at the Project Site of at least 6,000 MMBtus."

     27.  Appendix 8 is amended as follows:

     a) The second paragraph is deleted in its entirety and replaced with the following:

     "The Maximum Net Electrical Output Level dispatched by the Buyer shall be determined as set forth in Appendix 9, Section (h)."

     b) The third paragraph is deleted and replaced in its entirety with the following:

     "The Minimum Net Electrical Output Level dispatched by the Buyer shall equal sixty percent (60%) of the Committed Capacity as adjusted for ambient temperature and humidity in accordance with Appendix 9, Table A."

     c) The third paragraph from the end of Appendix 8 is amended by adding the following new sentence to the end of such paragraph:

     "For any period that the Project is capable of operating at a level above the Minimum Automatic Dispatch Level and the Project's generation level is controlled by Buyer's AGC system, the Buyer will not dispatch the Project below the Minimum Automatic Dispatch Level and the Seller shall adjust the AGC low


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
     operating bandwidth point to the Minimum Automatic Dispatch Level. Buyer may dispatch the Project at below the Minimum Automatic Dispatch Level and at or above the Minimum Net Electrical Output Level if the Project is not being controlled by Buyer's AGC system."

     28. Appendix 8 is amended by adding the following new paragraph at the end of the Appendix:

     "Buyer will not issue two or more Dispatch Orders to conduct a Project startup (Start Order) in a single calendar day as a routine dispatch and operating practice. Buyer may issue more than one Start Order in a calendar day if the Project ceases to deliver Net Electrical Energy for causes other than a Dispatch Order to conduct a Project shutdown (Shutdown Order) or, if after Buyer issues a Shutdown Order, a material unexpected event or circumstance occurs which impacts supply resources in M.A.I.N., or a successor reliability organization. Buyer will not, after having issued a Start Order and having dispatched the Project for a portion of a day, issue a Shutdown Order, and then order a second Start Order in the same day for the purpose of avoiding a Start-up Payment. If, however, Seller starts up the Project without a Start Order to sell energy or capacity to a third party and Buyer subsequently purchases Net Electrical Energy from the Project prior to a Project shutdown, Buyer's issuance of a Shutdown Order for such period shall not be counted for the purposes of this paragraph.

     29. Appendix 9, Section (a) is amended by adding the following to the end of the second paragraph:

     "If the Seller's scheduled maintenance outages exceed a six (6) year rolling average of sixteen days for a Contract Year, and the Performance Factor for that Contract Year is greater than 0.97, then the Performance Factor for that Contract Year shall be redetermined by assuming that the Project was unavailable by reason of an unscheduled outage during the last two (2) scheduled maintenance days of such Contract Year. For the purpose of the determination of Seller's scheduled maintenance, any scheduled maintenance day during which the Project is restored to availability between 12:00 a.m. and 12:00 p.m. of such day shall be considered a half day of scheduled maintenance and any scheduled maintenance day during which the Project is restored to availability after 12:00 p.m. of such day shall be considered a full day of scheduled maintenance."


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
     30.  Appendix 9, Section (d)(i) shall be amended as follows:

     a) The first sentence shall be amended in the entirety to read as follows:

     "Every summer period (June 15 to September 15), a capacity test using natural gas as the fuel for the Project (the "Gas Test") and a capacity test using oil as the fuel for the Project's combustion turbines and natural gas for the Project's duct burners (the "Oil Test") shall be conducted, both in accordance with the requirements of the Mid-American Interpool Network ("MAIN") Guide No. 3, Procedures for the Uniform Rating of Generating Equipment (the "Summer Capacity Test").

     b) The second sentence shall be amended by adding "capacity for each of the Gas Test and Oil Test respectively for purposes of determining" between the words "Project's" and "Committed"; deleting the words "for payment purposes" and adding the words "using Table A attached hereto and made a part of this Appendix 9" between "50%" and "."

     c)   The following new sentence shall be added:

     "Committed Capacity shall be the lower of the capacity determined pursuant to the Gas Test and the capacity calculated by adding 60 percent of the Gas Test capacity and 40 percent of the Oil Test capacity."

     d)   The following new sentence shall be added to the end of the Section:

     "If oil or propane fueled duct burners are installed in accordance with the provisions of Appendix 3 (Part One), the Oil Test shall be conducted using oil or propane, as applicable, as the fuel for the duct burners."

     31. Appendix 9, Section (d)(iv) is amended by adding the words "consisting of a Gas Test and an Oil Test" between the words "test" and "shall" in the first sentence; deleting the second sentence in its entirety and replacing it with the following:

     "Committed Capacity shall be the lower of the capacity determined pursuant to the Gas Test and the capacity calculated by adding 60 percent of the Gas Test capacity and 40 percent of the Oil Test capacity."


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
     32. Section (d) of Appendix 9 shall be amended by adding the following new Section (v) as follows:

     "(v) All Committed Capacity tests may be conducted with the use of any Existing Augmentation Equipment or Additional Equipment permitted by Appendix 3 (Part One)."

     33. Appendix 9 is amended by adding a new Section "(h)" which shall read as follows:

     "Each year prior to March 15, a test will be conducted to determine the Maximum Net Electric Output Level at varying ambient conditions until the next such test is conducted. This test will be conducted on natural gas at an ambient temperature at or above 20 degrees F. with the Project combustion turbine at full load, 141 MMBtu (HHV) of duct burning and without the use of steam injection or evaporative coolers. This test shall be conducted following the same scheduling and other test procedures as the Gas Test described in Appendix 9, Section (d). The ambient adjustment factors from Appendix 9, Table A shall be used to adjust the tested capacity to the 20 degrees F./50% relative humidity condition (Base Condition Maximum Output or "BCMO"). Below 20 degrees F., Maximum Net Electric Output Level is equal to the BCMO. For temperatures above 20 degrees F., and at 50% relative humidity, a straight line connecting the BCMO with the Committed Capacity level at 90 degrees F, 50% relative humidity, shall be used to determine the Maximum Net Electrical Output Level at varying temperatures. Humidity adjustment factors derived from Appendix 9, Table A shall be used to adjust the Maximum Net Electrical Output Level relative to the 50% relative humidity condition. This test shall not be used to establish Committed Capacity. The Maximum Net Electrical Output Level at any ambient condition shall not be less than the Committed Capacity adjusted for such ambient conditions pursuant to Appendix 9, Table A."

     34. Section (g) of Appendix 9 shall be amended by revising such Section to read as follows:

     "(g) If at the time of any test to be performed under paragraphs (d)(i),
     (d)(iv) or (h) of this Appendix 9 (a "Scheduled Test") or any retest for such Scheduled Test permitted under this Section (g) (a "Retest"), the Project is not operable, or its output is materially affected by any condition which can be remedied by maintenance, repair or reconstruction, which can be accomplished before the next Scheduled Test, a Retest shall be scheduled by Buyer as promptly as practicable but not to exceed 7 days after Seller notifies Buyer that the condition has been corrected. Any Retest shall be performed in accordance with the


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
      requirements (other than the requirement to test within the applicable summer or winter period and scheduling) for the Scheduled Test for which such Retest is performed. Upon completion in accordance with its requirements the results of a Retest shall be substituted for the results of the Scheduled Test for which such Retest is performed."

      35.   Appendix 9, Section (h) shall be redesignated Appendix 9, Section
(i) and shall be amended by replacing the word "and" between "(d)(i)" and "(d)(iv)" with "," and adding "and (h)" between "(d)(iv)" and the word "above" in the first sentence.

      36. Except as expressly amended hereby, all of the terms and provisions of the Agreement are and shall remain in full force and effect.

      37. This Fifth Amendment may be executed in any number of counterparts by the parties hereto, each of which counterparts when so executed shall be an original, but all the counterparts shall together constitute one and the same instrument.

      38. This Fifth Amendment and the rights and obligations of the parties hereunder shall be governed by, and construed in accordance with, the laws of the State of Wisconsin.

      39. Each party represents to the other party that, as of the date hereof:

      (a) It is duly organized, validly existing and in good standing under the laws of the state in which it is formed as set forth in the first paragraph of this Fifth Amendment;

      (b) It has the power and authority to execute, deliver and carry out the terms and provisions of this Fifth Amendment;

      (c) All necessary action has been taken to authorize its execution, delivery and performance of this Fifth Amendment and this Fifth Amendment constitutes the

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valid, legal and binding obligation of such party enforceable against it in accordance with the terms hereof; and

      (d) No approval, authorization, order or consent of or declaration, registration or filing with any governmental authority is required for the valid execution, delivery and performance under this Fifth Amendment by such party.

      40. This Fifth Amendment shall be effective as of February 1, 1998 upon execution by both parties and the receipt by Wisconsin Electric of Settlement Payment (as defined in the Settlement Agreement between the parties dated as of February 26, 1998).


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
         IN WITNESS WHEREOF, the parties hereto have executed this Amendment on the date first set forth above.

WITNESSED BY:                                LSP-WHITEWATER
                                             LIMITED PARTNERSHIP

                                             By:    LSP-Whitewater I, Inc.
                                             Its:   General Partner

/s/ Kimberly S. Bonnell                             /s/ Michael S. Liebelson
--------------------------------             By:    ---------------------------
                                                    Michael S. Liebelson
                                                    Managing Director


WITNESSED BY:                                WISCONSIN ELECTRIC POWER
                                             COMPANY:


---------------------------------            By:    ---------------------------
                                                    Gerald A. Abood
                                                    Director, Fossil Operations

         IN WITNESS WHEREOF, the parties hereto have executed this Amendment on the date first set forth above.

WITNESSED BY:                                LSP-WHITEWATER
                                             LIMITED PARTNERSHIP

                                             By:    LSP-Whitewater I, Inc.
                                             Its:   General Partner


--------------------------------             By:    ---------------------------
                                                    Michael S. Liebelson
                                                    Managing Director


WITNESSED BY:                                WISCONSIN ELECTRIC POWER
                                             COMPANY:

                                                    /s/ Gerald A. Abood
---------------------------------            By:    ---------------------------
                                                    Gerald A. Abood
                                                    Director, Fossil Operations